SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No.2)*

                               Critical Path, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   22674V 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)

         [ ]    Rule 13d-1(c)

         [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 20 Pages
                       Exhibit Index Continued on Page 19

-----------------------------------------                     ----------------------------------------
CUSIP NO. 22674V 10 0                            13 G                  Page 2 of 20 Pages
-----------------------------------------                     ----------------------------------------
------------ -----------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             Benchmark Capital Partners II, L.P. ("BM II")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -----------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]         (b) [X]
------------ -----------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ -----------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- --------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,407,988  shares,  except  that  BCM  II,  the  general
           BENEFICIALLY                       partner of BM II, and Alexandre Balkanski ("Balkanski"),
           OWNED BY EACH                      David     M.     Beirne     ("Beirne"),     Bruce     W.
             REPORTING                        Dunlevie("Dunlevie"),   J.  William  Gurley  ("Gurley"),
              PERSON                          Kevin R. Harvey  ("Harvey"),  Robert C. Kagle ("Kagle"),
               WITH                           Andrew S. Rachleff  ("Rachleff")  and Steven M. Spurlock
                                              ("Spurlock"),  the  members  of BCM II, may be deemed to
                                              have shared power to vote these shares.
                                     -------- --------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- --------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,407,988  shares,  except  that  BCM  II,  the  general
                                              partner  of BM  II,  and  Balkanski,  Beirne,  Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              dispose of these shares.
                                     -------- --------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ -----------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                            1,407,988
------------ -----------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]
------------ -----------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                             1.91%
------------ -----------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                    PN
------------ -----------------------------------------------------------------------------------------

-----------------------------------------                     ----------------------------------------
CUSIP NO. 22674V 10 0                            13 G                  Page 3 of 20 Pages
-----------------------------------------                     ----------------------------------------
------------ -----------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             Benchmark Founders' Fund II, L.P. ("FF II")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -----------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]         (b) [X]
------------ -----------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ -----------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- --------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          166,705 shares,  except that BCM II, the general partner
           BENEFICIALLY                       of FF  II,  and  Balkanski,  Beirne,  Dunlevie,  Gurley,
           OWNED BY EACH                      Harvey, Kagle,  Rachleff,  and Spurlock,  the members of
             REPORTING                        BCM II, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH                  -------- --------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- --------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              166,705 shares,  except that BCM II, the general partner
                                              of FF  II,  and  Balkanski,  Beirne,  Dunlevie,  Gurley,
                                              Harvey, Kagle, Rachleff and Spurlock, the members of BCM
                                              II,  may be deemed to have  shared  power to  dispose of
                                              these shares.
                                     -------- --------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ -----------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                            166,705
------------ -----------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]
------------ -----------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                             0.23%
------------ -----------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                    PN
------------ -----------------------------------------------------------------------------------------

-----------------------------------------                     ----------------------------------------
CUSIP NO. 22674V 10 0                            13 G                  Page 4 of 20 Pages
-----------------------------------------                     ----------------------------------------
------------ -----------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             Benchmark Founders' Fund II-A, L.P. ("FF II-A")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -----------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]         (b) [X]
------------ -----------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ -----------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- --------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          88,422 shares,  except that BCM II, the general  partner
           BENEFICIALLY                       of FF II-A, and  Balkanski,  Beirne,  Dunlevie,  Gurley,
           OWNED BY EACH                      Harvey, Kagle,  Rachleff,  and Spurlock,  the members of
             REPORTING                        BCM II, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH                  -------- --------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- --------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              88,422 shares,  except that BCM II, the general  partner
                                              of FF II-A, and  Balkanski,  Beirne,  Dunlevie,  Gurley,
                                              Harvey, Kagle, Rachleff and Spurlock, the members of BCM
                                              II,  may be deemed to have  shared  power to  dispose of
                                              these shares.
                                     -------- --------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ -----------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                            88,422
------------ -----------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]
------------ -----------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                             0.12%
------------ -----------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                    PN
------------ -----------------------------------------------------------------------------------------

-----------------------------------------                     ----------------------------------------
CUSIP NO. 22674V 10 0                            13 G                  Page 5 of 20 Pages
-----------------------------------------                     ----------------------------------------
------------ -----------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             Benchmark Members' Fund II, L.P. ("MF II")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -----------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]         (b) [X]
------------ -----------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ -----------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- --------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          23,654 shares,  except that BCM II, the general  partner
           BENEFICIALLY                       of MF  II,  and  Balkanski,  Beirne,  Dunlevie,  Gurley,
           OWNED BY EACH                      Harvey, Kagle,  Rachleff,  and Spurlock,  the members of
             REPORTING                        BCM II, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH                  -------- --------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- --------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              23,654 shares,  except that BCM II, the general  partner
                                              of MF  II,  and  Balkanski,  Beirne,  Dunlevie,  Gurley,
                                              Harvey, Kagle, Rachleff and Spurlock, the members of BCM
                                              II,  may be deemed to have  shared  power to  dispose of
                                              these shares.
                                     -------- --------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ -----------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                            23,654
------------ -----------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]
------------ -----------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                             0.03%
------------ -----------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                    PN
------------ -----------------------------------------------------------------------------------------

-----------------------------------------                     ----------------------------------------
CUSIP NO. 22674V 10 0                            13 G                  Page 6 of 20 Pages
-----------------------------------------                     ----------------------------------------
------------ -----------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             Benchmark Capital Management Co. II, L.L.C. ("BCM II")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -----------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]         (b) [X]
------------ -----------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ -----------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- --------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,686,769  shares, of which 1,407,988 are directly owned
           BENEFICIALLY                       by BM II;  166,705 are directly  owned by FF II;  88,422
           OWNED BY EACH                      are directly  owned by FF II-A;  and 23,654 are directly
             REPORTING                        owned by MF II. BCM II, the general partner of BM II, FF
              PERSON                          II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
               WITH                           Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              vote these shares.
                                     -------- --------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- --------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,686,769  shares, of which 1,407,988 are directly owned
                                              by BM II;  166,705 are directly  owned by FF II;  88,422
                                              are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              dispose of these shares.
                                     -------- --------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ -----------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                            1,686,769
------------ -----------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]
------------ -----------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                             2.29%
------------ -----------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                    OO
------------ -----------------------------------------------------------------------------------------

-----------------------------------------                     ----------------------------------------
CUSIP NO. 22674V 10 0                            13 G                  Page 7 of 20 Pages
-----------------------------------------                     ----------------------------------------
------------ -----------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      Alexandre Balkanski ("Balkanski")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -----------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]         (b) [X]
------------ -----------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ -----------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      French Citizen
------------------------------------ -------- --------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          2,828 shares.
           BENEFICIALLY              -------- --------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        1,686,769  shares, of which 1,407,988 are directly owned
              PERSON                          by BM II;  166,705 are directly  owned by FF II;  88,422
               WITH                           are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              vote these shares.
                                     -------- --------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,828 shares.
                                     -------- --------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,686,769  shares, of which 1,407,988 are directly owned
                                              by BM II;  166,705 are directly  owned by FF II;  88,422
                                              are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              dispose of these shares.
------------ -----------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                            1,689,597
------------ -----------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]
------------ -----------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                             2.29%
------------ -----------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                    IN
------------ -----------------------------------------------------------------------------------------

-----------------------------------------                     ----------------------------------------
CUSIP NO. 22674V 10 0                            13 G                  Page 8 of 20 Pages
-----------------------------------------                     ----------------------------------------
------------ -----------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      David M. Beirne ("Beirne")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -----------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]         (b) [X]
------------ -----------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ -----------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- --------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          132,397 shares.
           BENEFICIALLY              -------- --------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        1,686,769  shares, of which 1,407,988 are directly owned
              PERSON                          by BM II;  166,705 are directly  owned by FF II;  88,422
               WITH                           are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              vote these shares.
                                     -------- --------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              132,397 shares.
                                     -------- --------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,686,769  shares, of which 1,407,988 are directly owned
                                              by BM II;  166,705 are directly  owned by FF II;  88,422
                                              are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              dispose of these shares.
------------ -----------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                            1,819,166
------------ -----------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]
------------ -----------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                             2.47%
------------ -----------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                    IN
------------ -----------------------------------------------------------------------------------------

-----------------------------------------                     ----------------------------------------
CUSIP NO. 22674V 10 0                            13 G                  Page 9 of 20 Pages
-----------------------------------------                     ----------------------------------------
------------ -----------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      Bruce W. Dunlevie ("Dunlevie")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -----------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]         (b) [X]
------------ -----------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ -----------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- --------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          131,650 shares.
           BENEFICIALLY              -------- --------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        1,686,769  shares, of which 1,407,988 are directly owned
              PERSON                          by BM II;  166,705 are directly  owned by FF II;  88,422
               WITH                           are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              vote these shares.
                                     -------- --------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              131,650 shares.
                                     -------- --------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,686,769  shares, of which 1,407,988 are directly owned
                                              by BM II;  166,705 are directly  owned by FF II;  88,422
                                              are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              dispose of these shares.
------------ -----------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                            1,819,419
------------ -----------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]
------------ -----------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                             2.47%
------------ -----------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                    IN
------------ -----------------------------------------------------------------------------------------

-----------------------------------------                     ----------------------------------------
CUSIP NO. 22674V 10 0                            13 G                  Page 10 of 20 Pages
-----------------------------------------                     ----------------------------------------
------------ -----------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      J. William Gurley ("Gurley")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -----------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]         (b) [X]
------------ -----------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ -----------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- --------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          19,784 shares.
           BENEFICIALLY              -------- --------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        1,686,769  shares, of which 1,407,988 are directly owned
              PERSON                          by BM II;  166,705 are directly  owned by FF II;  88,422
               WITH                           are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              vote these shares.
                                     -------- --------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              19,784 shares.
                                     -------- --------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,686,769  shares, of which 1,407,988 are directly owned
                                              by BM II;  166,705 are directly  owned by FF II;  88,422
                                              are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              dispose of these shares.
------------ -----------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                            1,706,553
------------ -----------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]
------------ -----------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                             2.32%
------------ -----------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                    IN
------------ -----------------------------------------------------------------------------------------

-----------------------------------------                     ----------------------------------------
CUSIP NO. 22674V 10 0                            13 G                  Page 11 of 20 Pages
-----------------------------------------                     ----------------------------------------
------------ -----------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      Kevin R. Harvey ("Harvey")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -----------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]         (b) [X]
------------ -----------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ -----------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- --------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          200,150 shares.
           BENEFICIALLY              -------- --------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        1,686,769  shares, of which 1,407,988 are directly owned
              PERSON                          by BM II;  166,705 are directly  owned by FF II;  88,422
               WITH                           are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              vote these shares.
                                     -------- --------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              200,150 shares.
                                     -------- --------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,686,769  shares, of which 1,407,988 are directly owned
                                              by BM II;  166,705 are directly  owned by FF II;  88,422
                                              are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              dispose of these shares.
------------ -----------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                            1,886,919
------------ -----------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]
------------ -----------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                             2.56%
------------ -----------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                    IN
------------ -----------------------------------------------------------------------------------------

-----------------------------------------                     ----------------------------------------
CUSIP NO. 22674V 10 0                            13 G                  Page 12 of 20 Pages
-----------------------------------------                     ----------------------------------------
------------ -----------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      Robert C. Kagle ("Kagle")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                               Tax ID Number:
------------ -----------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]         (b) [X]
------------ -----------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ -----------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- --------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          68,306 shares.
           BENEFICIALLY              -------- --------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        1,686,769  shares, of which 1,407,988 are directly owned
              PERSON                          by BM II;  166,705 are directly  owned by FF II;  88,422
               WITH                           are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              vote these shares.
                                     -------- --------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              68,306 shares.
                                     -------- --------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,686,769  shares, of which 1,407,988 are directly owned
                                              by BM II;  166,705 are directly  owned by FF II;  88,422
                                              are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              dispose of these shares.
------------ -----------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                            1,775,075
------------ -----------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]
------------ -----------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                             2.38%
------------ -----------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                    IN
------------ -----------------------------------------------------------------------------------------

-----------------------------------------                     ----------------------------------------
CUSIP NO. 22674V 10 0                            13 G                  Page 13 of 20 Pages
-----------------------------------------                     ----------------------------------------
------------ -----------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      Andrew S. Rachleff ("Rachleff")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                               Tax ID Number:
------------ -----------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]         (b) [X]
------------ -----------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ -----------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- --------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          200,150 shares.
           BENEFICIALLY              -------- --------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        1,686,769  shares, of which 1,407,988 are directly owned
              PERSON                          by BM II;  166,705 are directly  owned by FF II;  88,422
               WITH                           are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              vote these shares.
                                     -------- --------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              200,150 shares.
                                     -------- --------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,686,769  shares, of which 1,407,988 are directly owned
                                              by BM II;  166,705 are directly  owned by FF II;  88,422
                                              are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              dispose of these shares.
------------ -----------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                            1,886,919
------------ -----------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]
------------ -----------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                             2.56%
------------ -----------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                    IN
------------ -----------------------------------------------------------------------------------------

-----------------------------------------                     ----------------------------------------
CUSIP NO. 22674V 10 0                            13 G                  Page 14 of 20 Pages
-----------------------------------------                     ----------------------------------------
------------ -----------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      Steven M. Spurlock ("Spurlock")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -----------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]         (b) [X]
------------ -----------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ -----------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- --------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          5,144 shares.
           BENEFICIALLY              -------- --------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        1,686,769  shares, of which 1,407,988 are directly owned
              PERSON                          by BM II;  166,705 are directly  owned by FF II;  88,422
               WITH                           are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              vote these shares.
                                     -------- --------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              5,144 shares.
                                     -------- --------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,686,769  shares, of which 1,407,988 are directly owned
                                              by BM II;  166,705 are directly  owned by FF II;  88,422
                                              are directly  owned by FF II-A;  and 23,654 are directly
                                              owned by MF II. BCM II, the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski,  Beirne, Dunlevie,
                                              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                                              members of BCM II, may be deemed to have shared power to
                                              dispose of these shares.
------------ -----------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                            1,691,913
------------ -----------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]
------------ -----------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                             2.30%
------------ -----------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                    IN
------------ -----------------------------------------------------------------------------------------

------------------------------                     -----------------------------
CUSIP NO. 22674V 10 0                 13 G              Page 15 of 20 Pages
------------------------------                     -----------------------------

ITEM 1(a).        NAME OF ISSUER:

                  Critical Path, Inc.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  320 First Street
                  San Francisco, California 94105


ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed by Benchmark Capital Partners II, L.P., a Delaware limited partnership ("BM II"), Benchmark Founders' Fund II, L.P., a Delaware limited partnership ("FF II"), Benchmark Founders' Fund II-A, L.P., a Delaware limited partnership ("FF II-A"), Benchmark Members' Fund II, L.P., a Delaware limited partnership ("MF II") and Benchmark Capital Management Co. II, L.L.C. ("BCM II"), a Delaware limited liability company, Alexandre Balkanski ("Balkanski"), David M. Beirne ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  BCM II is the general partner of BM II, FF II, FF II-A and MF II and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BM II, FF II, FF II-A and MF II. Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are the general partners/managing members of BCM II, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by BM II, FF II, FF II-A and MF II.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Benchmark Capital
                  2480 Sand Hill Road, Suite 200
                  Menlo Park, CA 94025


ITEM 2(c)         CITIZENSHIP:

                  BM II, FF II, FF II-A and MF II are Delaware limited partnerships. BCM II is a Delaware limited liability company. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are United States citizens. Balkanski is a French citizen.

------------------------------                     -----------------------------
CUSIP NO. 22674V 10 0                 13 G              Page 16 of 20 Pages
------------------------------                     -----------------------------

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  22674V 10 0

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:


                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                           (a)      Amount beneficially owned:


                           See Row 9 of cover page for each Reporting Person.

                           (b)      Percent of Class:


                           See Row 11 of cover page for each Reporting Person.

                           (c)     Number of shares as to which such person has:

                                   (i) Sole power to vote or to direct the vote:

                                   See Row 5 of cover page for each Reporting Person.

                                   (ii) Shared power to vote or to direct the vote:

                                   See Row 6 of cover page for each Reporting Person.

                                   (iii) Sole power to dispose or to direct the disposition of:

                                   See Row 7 of cover page for each Reporting Person.

                                   (iv) Shared power to dispose or to direct the disposition of:

                                   See Row 8 of cover page for each Reporting Person.

------------------------------                     -----------------------------
CUSIP NO. 22674V 10 0                 13 G              Page 17 of 20 Pages
------------------------------                     -----------------------------


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                Under certain circumstances set forth in the limited partnership agreements of BM II, FF II, FF II-A and MF II, and the limited liability company agreement of BCM II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.         IDENTIFICATION   AND   CLASSIFICATION OF  THE  SUBSIDIARY  WHICH
                ACQUIRED  THE  SECURITY BEING  REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Not applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:

                Not applicable

ITEM 10.        CERTIFICATION:

                Not applicable

------------------------------                     -----------------------------
CUSIP NO. 22674V 10 0                 13 G              Page 18 of 20 Pages
------------------------------                     -----------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March ___, 2001

                                           BENCHMARK CAPITAL PARTNERS II,
                                           L.P., a Delaware Limited Partnership

                                           BENCHMARK FOUNDERS' FUND II, L.P., a
                                           Delaware Limited Partnership

                                           BENCHMARK FOUNDERS' FUND II-A,
                                           L.P., a Delaware Limited Partnership

                                           BENCHMARK MEMBERS' FUND II, L.P., a
                                           Delaware Limited Partnership

                                           BENCHMARK CAPITAL MANAGEMENT
                                           CO. II, L.L.C., a Delaware
                                           Limited Liability Company

                                           By:
                                               --------------------------------
                                               Steven M. Spurlock
                                               Managing Member


                                           ALEXANDRE BALKANSKI
                                           DAVID M. BEIRNE
                                           BRUCE W. DUNLEVIE
                                           J. WILLIAM GURLEY
                                           KEVIN R. HARVEY
                                           ROBERT C. KAGLE
                                           ANDREW S. RACHLEFF
                                           STEVEN M. SPURLOCK


                                           By:
                                               --------------------------------
                                               Steven M. Spurlock
                                               Attorney-in-Fact*


*Signed pursuant to a Power of Attorney dated February 14, 2001 and filed with the SEC on February 14, 2001

------------------------------                     -----------------------------
CUSIP NO. 22674V 10 0                 13 G              Page 19 of 20 Pages
------------------------------                     -----------------------------


                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   20
                                    exhibit A

                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Critical Path, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  March ___, 2001

                                      BENCHMARK CAPITAL PARTNERS II,
                                      L.P., a Delaware Limited Partnership
                                      BENCHMARK FOUNDERS' FUND II, L.P., a
                                      Delaware Limited Partnership
                                      BENCHMARK FOUNDERS' FUND II-A,
                                      L.P., a Delaware Limited Partnership
                                      BENCHMARK MEMBERS' FUND II, L.P., a
                                      Delaware Limited Partnership
                                      BENCHMARK CAPITAL MANAGEMENT
                                      CO. II, L.P., a Delaware Limited Liability
                                      Company
                                      ALEXANDRE BALKANSKI
                                      DAVID M. BEIRNE
                                      BRUCE W. DUNLEVIE
                                      J. WILLIAM GURLEY
                                      KEVIN R. HARVEY
                                      ROBERT C. KAGLE
                                      ANDREW S. RACHLEFF
                                      STEVEN M. SPURLOCK


                                      By:
                                           -------------------------------------
                                           Steven M. Spurlock
                                           Attorney-in-Fact*


*Signed pursuant to a Power of Attorney dated February 14, 2001 and filed with the SEC on February 14, 2001